Exhibit 4.23

English Translation for Reference

Strategic Cooperation Framework Agreement on the Project of

“Industrialization Development and Application of Chip System of

Starlight China Chip Internet of Things Project-SVAC National

Standardized Internet of Things for Security Surveillance”

The Economic & Information Commission of Guangdong Province

Vimicro Corporation

February 2014

Strategic Cooperation Framework Agreement on the Project of “Industrialization

Development and Application of Chip System of Starlight China Chip Internet of

Things Project-SVAC National Standardized Internet of Things for Security

Surveillance”

Party A: The Economic & Information Commission of Guangdong Province

Domicile: No. 100, Jixiang Road, Guangzhou, Guangdong Province

Postal Address: No. 100, Jixiang Road, Guangzhou, Guangdong Province

Post Code: 510000

Legal Representative: Lai Tiansheng Post: Director

Entrusted Agent:

Party B: Vimicro Corporation

Domicile: Shining Tower, No.35, Xueyuan Road, Haidian District, Beijing

Postal Address: 16/F, Shining Tower, No.35, Xueyuan Road, Haidian District, Beijing

Post Code: 100191

Tel.: 010-68948888

Fax: 010-68944075

Email: winson@vimicro.com

Legal Representative: Zhonghan (John) Deng Post: Chairman of Board of Directors

Entrusted Agent:

This strategic cooperation framework agreement is entered into by and between the Economic & Information Commission of Guangdong Province (“Party A”) and Vimicro Corporation (the core company of Vimicro) (“Party B”) on implementation and construction of the project of “Industrialization Development and Application of Chip System of Starlight China Chip Internet of Things Project-SVAC (Surveillance Video and Audio Coding) National Standardized Internet of Things for Security Surveillance” through friendly consultations in order to implement national and Guangdong Provincial strategic deployment of accelerating the development of Internet of things, promote independent innovation and technological application of internet of things for security surveillance and complete the important task of making Guangdong a pilot demonstration province of SVAC national standard in China.

I. Principles of Cooperation

1. Complying with principles of “Giving full play to advantages, mutual promotion, long-term cooperation as well as mutual benefit and win-win”, the Parties will accelerate to promote the development of industry of internet of things for security surveillance and make Guangdong a pilot demonstration province of SVAC national standard in China and a “Smart Guangdong”.

2. The Parties must, during execution of this Agreement, comply with all laws, regulations and policies of the People’s Republic of China as well as relevant national requirements on capital construction and investment procedures.

II. Manner of Cooperation

1. Upon the signing of this Agreement, the Parties shall discuss to set up a joint project team on time, establish regular monthly communication high-level mechanism based on the joint project team, and supervise and promote smooth progress of the strategic cooperation.

2. For any problems arising out of the cooperation process, the Parties shall rebuild a relationship of mutual trust with greatest sincerity.

III. Contents of Cooperation

(I). Vimicro sets down in Guangdong Province to implement “Starlight China Chip Internet of Things Project” and set up a regional headquarters in Southern China, with main tasks as follows:

1. This project mainly addresses issues including lack of core technology and information security risks in China’s existing industry of internet of things for security surveillance. Combining core technology of SVAC national standards and “Starlight China Chip Project” with electronics manufacturing industry of Guangdong Province, this project implements innovation-driven strategy to promote upgrading and expanding of Guangdong’s industry of internet of things for security surveillance, making it a strategic emerging industry, and improve Guangdong’s competitiveness and voice in the global security market and market of internet of things.

2. Vimicro implements the project of “Industrialization Development and Application of Chip System of Starlight China Chip Internet of Things Project-SVAC National Standardized Internet of Things for Security Surveillance” in Guangdong Province, with a total investment of RMB 1.6 billion; Vimicro will invest RMB 1.15 billion in capital and core technology of intellectual property rights including patents valuing RMB 0.15 billion, totaling RMB 1.3 billion, as well as core talent team and business channels.

3. Vimicro sets up “Vimicro Guangdong Corporation” (Temporary name) registered in Guangdong Province as the executor of the project to carry out R & D of technology, industrialization of achievements and construction of systems engineering as well as the headquarters of Vimicro in Southern China.

4. Vimicro sets up “Chip R & D Center of Internet of Things for Security Surveillance”, “System R & D Center of Internet of Things for Security Surveillance” and “Guangdong Provincial Research Institute of State Key Laboratory of Digital Multimedia Chip Technology” in Guangdong Province in a way of combined construction, R & D, achievements and application. Within one year upon the official launch of above-mentioned bodies, they shall attract talents at home and abroad to establish a team over one hundred persons, forming R & D system for chips, system and underlying core technology for internet of things for security surveillance. They shall produce more than three important R & D achievements and apply over 25 patents at home and abroad each year, with technology reaching international leading level, supporting the implementation and development of “Starlight China Chip Internet of Things Project” in Guangdong Province.

(1) Vimicro establishes “Chip R & D Center of Internet of Things for Security Surveillance” in Guangdong Province, forming chip technology R & D system of internet of things for security surveillance, which shall produce over one significant R & D achievement in the field of chip technology R & D system of internet of things for security surveillance each year and apply over 10 technological patents at home and abroad, with technology reaching international leading level, supporting the implementation and development of “Starlight China Chip Internet of Things Project” in Guangdong Province, with specific contents as follows:

—The “Chip R & D Center of Internet of Things for Security Surveillance” will develop and design intelligent HD video and audio security surveillance chip supporting SVAC national standard, HD video and audio security surveillance chip (supporting H.265 and H.264 etc.), Starlight image processing chip for low illumination CMOS image sensor, achieve industrialization of R & D and design achievements, and participate in SoC R & D of the national CHB (Core electronic devices, High-end general chips and Basic software products) major science and technology special project: SoC R & D and application of HD Real-time Video Surveillance.

—With heterogeneous multi-core SoC technology solutions, integrated and embedded microprocessors, video and audio digital signal processors and processing of encrypted and decrypted digital signal, the R & D work of the “Chip R & D Center of Internet of Things for Security Surveillance” will conduct optimization and chip implementation of independent video and audio codec algorithm as well as research and implementation of video pre-processing hardware acceleration technology, support 96dB dynamic video data processing, achieve hardware acceleration function of video structural description, support high-speed retrieval based on contents, conduct research and implementation of hardware acceleration for intelligent background removal and face detection technology, conduct research and implementation of chip architecture for real-time and HD video codec with high frame rate. It will conduct optimization and chip implementation of encryption and decryption algorithms for high throughput source data based on digital signal processor, and achieve simultaneous video encoding and data encryption and Starlight image processing for low illumination CMOS image sensor. Chips developed by the “Chip R & D Center of Internet of Things for Security Surveillance” will have eight technological innovations meeting with specific requirements of internet of things for security surveillance.

—The “Chip R & D Center of Internet of Things for Security Surveillance” participates in SoC R & D of the national CHB (Core electronic devices, High-end general chips and Basic software products) major science and technology special project: SoC R & D and application of HD Real-time Video Surveillance, mainly developing video and audio codec in line with SVAC national standard, achieving hardware acceleration for video preprocessing, face detection, intelligent background removal and video structural description, supporting encryption processing of code stream, and develop key technology for real-time HD video surveillance SoC chips.

(2) Vimicro sets up “System R & D Center of Internet of Things for Security Surveillance” in Guangdong Province, forming systemic technology R & D system of internet of things for security surveillance, which shall produce over one significant R & D achievement in the field of systemic technology of internet of things for security surveillance each year and apply over 10 technological patents at home and abroad, with technology reaching international leading level, supporting the implementation and development of “Starlight China Chip Internet of Things Project” in Guangdong Province, with specific contents as following:

—“System R & D Center of Internet of Things for Security Surveillance” will develop HD web cameras supporting SVAC national standard, Starlight low illumination HD web cameras, back-end storage XVR products supporting SVAC national standard, achieve industrialization of R & D and design achievements, and participate in SoC R & D of the national CHB (Core electronic devices, High-end general chips and Basic software products) major science and technology special project: SoC R & D and application of HD Real-time Video Surveillance.

—“System R & D Center of Internet of Things for Security Surveillance” will develop Starlight low illumination HD web cameras, which will fully excel CCD cameras in several core technical parameters and achieve low illumination (The lowest illumination will reach 0.001 Lux without any supplementary light, 10 times than 1080P CCD cameras), wide dynamic range (90 dB, 16 times than 1080P CCD cameras) and high speed (1080P up to 100/sec to the fastest), and will fully excel human (naked) eye in several core technical parameters.

—The “System R & D Center of Internet of Things for Security Surveillance” will participate in SoC R & D of the national CHB (Core electronic devices, High-end general chips and Basic software products) major science and technology special project: SoC R & D and application of HD Real-time Video Surveillance, mainly for product development and product prototype development based on SoC chip to achieve industrial application of chip and the whole product.

—The “System R & D Center of Internet of Things for Security Surveillance” will delve into algorithms, software, system platform and system solutions in the core areas of internet of things for security surveillance, develop core chip modules of internet of things for security surveillance, and support companies of internet of things for security surveillance in quickly establishing a complete industrial chain from technology R & and product development to system applications.

(3) Vimicro sets up “Guangdong Provincial Research Institute of State Key Laboratory of Digital Multimedia Chip Technology” in Guangdong Province, forming basic core technology research and development system of internet of things for security surveillance, which shall produce over one significant R & D achievement in the field of systemic technology of internet of things for security surveillance each year and apply over five technological patents at home and abroad, with technology reaching international leading level, supporting the implementation and development of “Starlight China Chip Internet of Things Project” in Guangdong Province.

—The “Guangdong Provincial Research Institute of State Key Laboratory of Digital Multimedia Chip Technology” will carry out research work focusing on chip and system core technology of internet of things for security surveillance, and will participate in research work of the project of “perception sensitivity expanding theory and core technology based on DPS architecture” of National Key Basic Research Program (973 Program).

—DPS (Digital Pixel Sensor), a new optical imaging device developed from CMOS, breaks the limitations of traditional CCD and CMOS image sensors at the source of the pixel level and introduces intelligent processing capability at the bottom pixel level of the image sensor by upgrading the simulation pixel to digital pixel, making the device has technology advantages including higher sensitivity, wider dynamic range, higher frame rates and lower power consumption.

—Participating in research work of the above-mentioned 973 Program, the “Guangdong Provincial Research Institute of State Key Laboratory of Digital Multimedia Chip Technology” will carry out systematic innovation research on perception sensitivity expanding theory and core technology based on DPS architecture, which will achieve theoretical innovation and technological breakthroughs in multi levels including perception sensitivity expanding, representation model and feedback of information efficient structural features and sensor chip technology and system, significantly improving the perception level and capability of the devices to the objective world, China’s independent innovation capabilities and international competitiveness in the information perception field, and making China stay in a leading position in the high-end sensing and computing perception in the world.

5. Vimicro establishes “Zhonghan (John) Deng’s Academician Workstation” and “Enterprise Postdoctoral Workstation” in Guangdong Province to enhance R & D of core technology and attract academicians, experts, talent for 1000 Talent Plan, returning overseas high-caliber talent and domestic high-caliber talent to participate in the work.

6. It promotes and puts into use SVAC national standard, actively participates in construction of major projects including security surveillance, intelligent transportation, emergency management, skynet project, safe city and smart city in Guangdong Province, and completes the important task of making Guangdong a pilot demonstration province of SVAC national standard in China and building a “Smart Guangdong”.

7. It ensures lawful operation and taxation of companies including “Guangdong Vimicro Electronics Co., Ltd.”, “Chip R & D Center of Internet of Things for Security Surveillance”, “System R & D Center of Internet of Things for Security Surveillance” and “Guangdong Provincial Research Institute of State Key Laboratory of Digital Multimedia Chip Technology” established in Guangdong Province.

(II). People’s Government of Guangdong Province actively support Vimicro in implementing “Starlight China Chip Internet of Things Project”.

1. People’s Government of Guangdong Province allocates financial funds of RMB 300 million to support Vimicro in implementing the project of “Industrialization Development and Application of Chip System of Starlight China Chip Internet of Things Project-SVAC (Surveillance Video and Audio Coding) National Standardized Internet of Things for Security Surveillance” in Guangdong Province for the construction and R & D of “Chip R & D Center of Internet of Things for Security Surveillance”, “System R & D Center of Internet of Things for Security Surveillance” and “Guangdong Provincial Research Institute of State Key Laboratory of Digital Multimedia Chip Technology”.

2. Funds by installments are arranged as the following as agreed:

(1) Within one month upon the signing of this Agreement, Vimicro will register and set up “Guangdong Vimicro Electronics Co., Ltd.”, and launch implementation of the project and construction work of “Chip R & D Center of Internet of Things for Security Surveillance”, “System R & D Center of Internet of Things for Security Surveillance” and “Guangdong Provincial Research Institute of State Key Laboratory of Digital Multimedia Chip Technology”.

Within one month upon registration of “Guangdong Vimicro Electronics Co., Ltd.”, Department of Finance of Guangdong Province launches procedures of funds by installments and transmits RMB 100 million to Zhuhai City, who will allocate the money to “Guangdong Vimicro Electronics Co., Ltd.” in accordance with regulations;

(2) Within one month upon the initial launch of research work of “Chip R & D Center of Internet of Things for Security Surveillance”, “System R & D Center of Internet of Things for Security Surveillance” and “Guangdong Provincial Research Institute of State Key Laboratory of Digital Multimedia Chip Technology”, FPGA operation of the first chip of the project and prototype development of the first products (expected in the fourth quarter of 2014), and after related R & D objectives organized and passed by organizations including Economic & Information Commission of Guangdong Province, Department of Public Security of Guangdong Province and Department of Science and Technology of Guangdong Province, Department of Finance of Guangdong Province launches procedures of funds by installments and transmits RMB 100 million to Zhuhai City, who will grant the money to “Guangdong Vimicro Electronics Co., Ltd.” in accordance with regulations;

(3) Within one month upon the overall launch of research work of “Chip R & D Center of Internet of Things for Security Surveillance”, “System R & D Center of Internet of Things for Security Surveillance” and “Guangdong Provincial Research Institute of State Key Laboratory of Digital Multimedia Chip Technology”, industrialization of successful NRE vilification of the first chip, successful development of chip module and successful application of products (expected in the second quarter of 2015), and after related R & D objectives organized and passed by organizations including Economic & Information Commission of Guangdong Province, Department of Public Security of Guangdong Province and Department of Science and Technology of Guangdong Province, Department of Finance of Guangdong Province launches procedures of funds by installments and transmits RMB 100 million to Zhuhai City, who will allocate the money to “Guangdong Vimicro Electronics Co., Ltd.” in accordance with regulations;

3. People’s Government of Guangdong Province promotes and puts into use SVAC national standard in Guangdong Province, and actively puts forward completion of the important task of making Guangdong a pilot demonstration province of SVAC national standard in China.

4. All competent departments at all levels of Guangdong Province intensively cooperate with “Guangdong Vimicro Electronics Co., Ltd.” in fields including security surveillance, intelligent transportation, emergency management, skynet project, safe city and smart city in Guangdong Province, actively deploy technology and products meeting with SVAC national standard in government projects, and accelerate the development of the industry of internet of things for security surveillance in Guangdong supporting by the above-mentioned project.

5. The local government where the project set down shall provide “Guangdong Vimicro Electronics Co., Ltd.” with land for construction of R & D centers, industry base, operation headquarters and supporting buildings the project needs in areas with convenient transportation, communication, living and supporting industries.

6. People’s Government of Guangdong Province provides relevant preferential policies of attracting investment of Guangdong Province and the place where the project sets down for “Guangdong Vimicro Electronics Co., Ltd.”, projects the Company invested and talent introduced.

IV. Fund Supervision and Liabilities for Breach of Agreement.

1. Party B promises to use funds Department of Finance of Guangdong Province allocated in accordance with regulatory requirements of Department of Finance of Guangdong Province, earmarking the fund for its specified purpose only.

2. Party A shall be entitled to supervise and check the use of allocated funds. Party B shall closely cooperate with check Party A organized and provide relevant documents and proof of special funds Department of Finance of Guangdong Province allocated.

3. If, after this Agreement enters into force, due to Party B’s breach of this Agreement, Party A has the right to recover funds Department of Finance of Guangdong Province allocated.

V. Confidentiality Clause

1. If one Party discloses any documents and information including non-public information about the cooperative project (including business plans, pricing information, financial information, customer information, etc.) (“Disclosing Party”) before or after the signing of this Framework Agreement, the other Party receiving such documents or information shall strictly keep them secret, and shall not disclose such documents or information in any ways and use or take advantage of them for any purposes beyond the cooperative project without written consent of the Disclosing Party.

2. Upon expiration and/or termination of this Framework Agreement, this confidentiality clause shall still take effect, and the Parties shall still perform confidential obligations they promised.

VI. Force Majeure

If, due to unforeseen, unavoidable and insurmountable events including fire, drought, typhoon, heavy snow, earthquake, war or adjustment of policies and laws and regulations (force majeure), which make either Party fails to fully or partly perform obligations in this Framework Agreement upon the signing of this Framework Agreement, all or part liabilities for breach of this Framework Agreement arising out of force majeure can be exempted in accordance with impact of force majeure.

VII. Miscellaneous

1. Any dispute arising from or related to this Framework Agreement shall be first settled through friendly consultation between the Parties. For dispute not settled after 15 days upon occurrence, either Party shall be entitled to submit the dispute to Guangzhou Arbitration Commission for arbitration in accordance with its arbitration regulations. The arbitral award is final and binding on both Parties.

2. The Parties, upon the signing of this Framework Agreement, shall assume all expenses the Parties shall assumed respectively for the cooperative project.

3. This Agreement shall be served in quadruplicate, with each Party holding two, and shall have the same legal effect, and shall take effect upon the date signatures affixed and sealed by legal representatives or entrusted representatives of the Parties. The Expiry Date shall be end on the date the Parties terminate their cooperation with written confirmation.

4. For matters not included herein, the Parties may consult with each other to determine.

Party A:	Party B:
the Economic & Information Commission of Guangdong Province	Vimicro Corporation
Signature: [Chop affixed]	Signature: [Chop affixed]
February 27th, 2014	February 27th, 2014